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                                                                  EXHIBIT 4.4

         Certificate of Amendment of the Certificate of Incorporation

                                      of

                CHROMATICS COLOR SCIENCES INTERNATIONAL, INC.

              Under Section 805 of the Business Corporation Law

                               ----------------

         It is hereby certified that:

                  FIRST:   The name of the corporation (the "Corporation") is
CHROMATICS COLOR SCIENCES INTERNATIONAL, INC.

                  SECOND: The Certificate of Incorporation of the Corporation was filed by the Department of State on March 30, 1984. The Corporation was formed under the name Chromatics International, Inc.

                  THIRD: The Certificate of Incorporation of the Corporation, as heretofore amended, is hereby further amended to fix the relative rights, preferences and limitations with respect to the Class B Preferred Stock of the Corporation.

                  FOURTH:  To accomplish the foregoing,

                  (i) Paragraph D of Article FOURTH of the Certificate of Incorporation of the Corporation is amended to add a new Section 5 thereof to read in full as follows:

"5.      Class B Series 4 Preferred Stock:

1. Designation. The Corporation has authorized the creation of a series of Class B Preferred Stock to be designated "Class B Series 4 Convertible Preferred Stock" (the "Series 4 Preferred Stock").

2. Number of Shares; Par Value. The number of shares constituting the Series 4 Preferred Stock shall be fixed at 200. The Series 4 Preferred Stock shall have a par value of $0.01 per share. The Series 4 Preferred Stock may be issued only to Crescent International Ltd., or an affiliate thereof.

3. Rank. The shares of Series 4 Preferred Stock shall, with respect to the distribution of assets on liquidation, dissolution or winding up of the Corporation, rank (i) senior and prior to the common stock, $.001 par value (the "Common Stock"), of the Corporation and any other class or series of capital stock of the Corporation hereafter issued, the terms of which specifically provide that shares of such class or series shall rank junior to shares of Series 4 Preferred Stock (collectively, the "Junior Securities"),
(ii) on parity with any other class or series of capital stock of the Corporation hereafter issued, the terms of which specifically provide that shares of such class or series shall rank on parity with the shares of Series 4 Preferred Stock (collectively, the "Parity Securities"), and (iii) junior to the Class A Preferred Stock and any other class or series of capital stock of the Corporation hereafter issued, the terms of which specifically provide that shares of such class or series shall rank senior to shares of Series 4 Preferred Stock (collectively, the "Senior Securities").

4. Voting Rights. The holders of shares of Series 4 Preferred Stock shall not be entitled to any voting rights other than those provided by law. However, so long as any shares of Series 4 Preferred Stock are outstanding, the Corporation shall not and shall cause its subsidiaries not to, without the affirmative vote of the holders of a majority of the shares of the Series 4 Preferred Stock then outstanding, (a) alter or change adversely the absolute or relative powers, preferences or rights given to the Series 4 Preferred Stock, (b) alter or amend this Certificate of Amendment, (c) authorize or create any class of stock ranking as to dividends or distribution of assets upon a liquidation or otherwise senior to the Series 4 Preferred Stock, (d) amend its Certificate of Incorporation, bylaws or other charter documents so as to affect adversely any rights of any holders of Series 4 Preferred Stock, (e) increase the authorized number of shares of Series 4 Preferred Stock or (f) enter into any agreement with respect to the foregoing.

5. Dividends. Subject to the prior rights of the Senior Securities with respect to dividends, the holders of shares of Series 4 Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available therefor, before any divided is paid on any Junior Securities, yearly dividends at a fixed rate of 8.0% per annum, payable in cash in quarterly installments on March 1, June 1, September 1, and December 1 of each calendar year, beginning on December 1, 2000; provided, however, that the Company shall be required to pay such dividends to the holders of shares of Series 4 Preferred Stock only if the Corporation fails to fulfill its obligation under Sections 7 and 8 hereof to deliver certificates representing shares of Common Stock upon redemption or conversion of shares of Series 4 Preferred Stock by the holders thereof. Such dividends, if due, shall be payable on all shares of Series 4 Preferred Stock, other than such shares which have previously and timely been converted or redeemed in accordance with the provisions of Sections 7 and 8 hereof, and shall accrue from October 30, 2000 until the applicable Redemption Date or Conversion Date (as such terms are defined below).

6.       Liquidation.

           (a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, before any distribution or payment shall be made to the holders of outstanding Junior Securities, including, but not limited to, the Common Stock, the holders of outstanding shares of Series 4 Preferred Stock shall be entitled to receive, out of the assets of the Corporation at the time legally available therefor, in exchange for their shares of Series 4 Preferred Stock an amount in cash equal to $10,000.00 per share of Series 4 Preferred Stock, together with all accrued but unpaid dividends thereon, whether declared or not, on a pari passu basis with the rights of the holders of any Parity Securities; provided, however, that the holders of the Series 4 Preferred Stock and any outstanding Parity Securities shall not be entitled to receive such preferential liquidation payments until the preferential liquidation payments on all outstanding Senior Securities have been paid in full. If, upon any such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the assets of the Corporation available therefor shall be insufficient to permit the payment in full to the holders of outstanding shares of Series 4 Preferred Stock of the preferential liquidation amounts to which they are then entitled pursuant to the provisions of this clause (a), the entire assets of the Corporation thus distributable shall be distributed among the holders of outstanding shares of Series 4 Preferred Stock and any Parity Securities ratably, in proportion to the full amounts to which such holders would otherwise be entitled if such assets were sufficient to permit payment in full.

           (b) Upon any such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, after the payment in full to the holders of outstanding shares of Series 4 Preferred Stock and any Parity Securities of the preferential liquidation amounts to which they are then entitled pursuant to the provisions of clause (a) above, the holders of outstanding shares of Series 4 Preferred Stock shall not be entitled to participate in any further distributions made to the holders of the Common Stock or any other class of Senior Securities or Junior Securities.



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           (c)    At the option of the holders of a majority of the issued and outstanding Series 4 Preferred Stock, the sale of all or substantially all of the assets of the Corporation or the merger of the Corporation with or into another corporation shall be deemed to be a dissolution, liquidation or winding up of the Corporation.

7.       Redemption.

           (a) At any time after the second anniversary of the date of issuance of the shares of Series 4 Preferred Stock, any or all of the outstanding shares of Series 4 Preferred Stock shall, upon the written request of the holders of a majority of the issued and outstanding Series 4 Preferred Stock, be subject to redemption by the Corporation on the date set forth in such written request for redemption (the "Redemption Date"), for either, at the option of the Corporation, (i) a purchase price payable in cash equal to $12,000.00 per share or (ii) such number of shares of Common Stock obtained from dividing $12,000.00 by the lower of (x) $0.82 and (y) 92% of the average of the lowest three consecutive Bid Prices (as defined below), of the Common Stock during the 22 Trading Day (as defined below) period immediately preceding the Redemption Date (such amount determined in accordance with (i) or (ii) is hereinafter referred to the "Redemption Amount"). If within seven
(7) calendar days after the date due, any portion of the Redemption Amount shall not be paid by the Corporation or the Corporation fails to deliver certificates representing shares of Common Stock issuable to the holders of Series 4 Preferred Stock in accordance with this paragraph (a), liquidated damages shall accrue thereon at the rate of 2% per month until the Redemption Amount plus all such liquidated damages is paid in full (which amount shall not constitute a penalty). The term "Bid Price" shall mean the closing bid price of the Common Stock as reported by Bloomberg L.P. The term "Trading Day" shall mean any day during which the Nasdaq National Market, or such other principal trading exchange or market for the Common Stock, shall be open for business.

           (b) In addition to any other rights available to the holder, if the Corporation fails to deliver to the holder such certificate or certificates pursuant to paragraph (a) above within seven (7) calendar days after the Redemption Date, and after such period the holder purchases (in an open market transaction or otherwise) shares of Common Stock to deliver to the satisfaction of a sale by such holder of the shares underlying the Series 4 Preferred Stock which the holder anticipated receiving upon redemption in accordance with this Section 7 (a "Redemption Buy-In"), then the Corporation shall pay in cash to the holder (in addition to any remedies available to or elected by the holder) the amount by which (A) the holder's total purchase price (including brokerage commissions, if any) for the shares of Common Stock purchased for a Redemption Buy-In exceeds (B) the aggregate Redemption Amount for the number of shares of Common Stock in the Redemption Buy-In for which such redemption was not timely honored. For example, if the holder purchases shares of Common Stock having a total purchase price of $11,000 to cover a Redemption Buy-In with respect to an attempted redemption of $10,000 aggregate Redemption Amount for the number of shares of Common Stock in the Redemption Buy-In, the Corporation shall be required to pay the holder $1,000. The holder shall provide the Corporation written notice indicating the amounts payable to the holder in respect of the Redemption Buy-In.

           (c) From and after the Redemption Date, unless default shall be made by the Corporation on the Redemption Date in providing funds or shares of Common Stock for the payment of the Redemption Amount payable, all rights of the holders of the shares of Series 4 Preferred Stock surrendered for redemption, except the right to receive the Redemption Amount in respect of such shares, shall cease and terminate. The redemption of the shares of Series 4 Preferred Stock upon the Redemption Date shall take place at the principal place of business of the Corporation. On the Redemption Date, the Corporation shall tender the Redemption Amount by check, subject to collection, or delivery of shares of



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Common Stock, against receipt of the certificate or certificates representing the shares of Series 4 Preferred Stock being redeemed.

           (d) At no time may the Holder elect to redeem shares of Series 4 Preferred Stock such that the number of shares of Common Stock to be received pursuant to such redemption aggregated with all other shares of Common Stock owned by the Series 4 Preferred Stock holder beneficially or deemed beneficially owned by the Series 4 Preferred Stock holder would result in the Series 4 Preferred Stock holder owning more than 9.9% of all such Common Stock as would be outstanding on such Redemption Date, as determined in accordance with Section 13(d) of the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act"). As of any date prior to the Redemption Date, the aggregate number of shares of Common Stock for which the Preferred Stock may be redeemed, together with all other shares of Common Stock then beneficially owned (as such term is defined in Rule 13(d) under the Exchange Act) by such Series 4 Preferred holder and its affiliates, shall not exceed 9.9% of the total outstanding shares of Common Stock as of such date.

8.       Conversion.

           (a) Subject to the provision for adjustment set forth below, each share of the Series 4 Preferred Stock shall be convertible at the option of the holder thereof at any time after the date hereof, into a number of shares of Common Stock equal to the then effective Conversion Ratio (as hereinafter defined). As used herein, the "Conversion Ratio," determined as of any date, shall equal the number of shares of Common Stock into which one share of Series 4 Preferred Stock is convertible pursuant to this Section 8, which shall be determined by dividing $10,000.00 by the then effective Conversion Price (as defined below). The "Conversion Price" shall be the lower of (i) $0.82 and (ii) 92% of the average of the lowest three consecutive Bid Prices during the 22 Trading Day period immediately preceding the date of conversion (the "Conversion Date") as set forth in the applicable Conversion Notice (as defined below). The Conversion Ratio shall be subject to adjustment as provided in Section 8(e).

           (b) At no time may the holder of the Series 4 Preferred Stock exercise any conversion rights pursuant to this Section 8 such that the number of shares of Common Stock to be received pursuant to such exercise aggregated with all other shares of Common Stock owned by the Series 4 Preferred Stock holder beneficially or deemed beneficially owned by the Series 4 Preferred Stock holder would result in the Series 4 Preferred Stock holder owning more than 9.9% of all such Common Stock as would be outstanding on such Conversion Date, as determined in accordance with Section 13(d) of the Exchange Act. As of any date prior to the Conversion Date, the aggregate number of shares of Common Stock into which the Preferred Stock may be converted, together with all other shares of Common Stock then beneficially owned (as such term is defined in Rule 13(d) under the Exchange Act) by such Series 4 Preferred holder and its affiliates, shall not exceed 9.9% of the total outstanding shares of Common Stock as of such date.

           (c) The Corporation shall at all times reserve and keep available for issuance upon the conversion of Series 4 Preferred Stock, free from any preemptive rights or any other actual contingent purchase rights of persons other than the holders of Series 4 Preferred Stock, such number of shares of its authorized but unissued shares of Common Stock as will from time to time be necessary to permit the conversion of all outstanding shares of Series 4 Preferred Stock, together with all accrued but unpaid dividends thereon, into shares of Common Stock, and shall take all action required to increase the authorized number of shares of Common Stock if necessary to permit the conversion of all outstanding shares of Series 4 Preferred Stock. The Corporation covenants that all shares of Common Stock that



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shall be so issuable shall, upon issue, be duly and validly authorized, fully paid, nonassessable and freely tradeable.

  (d)      Mechanics of Conversion.

           (i) Conversion of Series 4 Preferred Stock may be effected by any holder thereof upon the surrender to the Corporation at the offices of the Corporation of certificates representing Series 4 Preferred Stock to be converted, accompanied by a written notice in a form agreed to by the Corporation and the holders of Series 4 Preferred Stock (the "Conversion Notice"), stating that such holder elects to convert all or a specified portion of such Series 4 Preferred Stock in accordance with the provisions of this Section 8 and specifying the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued and the address or addresses to which such holder wishes such certificate(s) to be delivered. Any Conversion Notice may be delivered to the Corporation via facsimile, and upon receipt of a Conversion Notice the Corporation will deliver written acknowledgement thereof via facsimile to the holders of Series 4 Preferred Stock so electing to convert shares of Series 4 Preferred Stock. The Corporation shall pay the issue and transfer taxes that may be payable in respect of any issuance or delivery of shares of Common Stock on conversion of Series 4 Preferred Stock pursuant hereto. As promptly as practicable, and in any event within three Trading Days after the surrender of such certificates representing Series 4 Preferred Stock and the receipt of such notice relating thereto, the Corporation shall deliver or cause to be delivered to the address stated in the Conversion Notice (i) certificates representing the number of validly issued, fully paid and nonassessable shares of Common Stock to which the holder of Series 4 Preferred Stock being converted shall be entitled and
(ii) if less than all of the shares represented by the surrendered certificates are being converted, a new certificate representing the number of shares of Series 4 Preferred Stock which remains outstanding upon such partial conversion. Such conversion shall be deemed to have been made at the close of business on the date such notice is given so that the rights of the holder thereof as to Series 4 Preferred Stock being converted shall cease except for the right to receive shares of Common Stock in accordance herewith, and the persons entitled to receive shares of Common Stock shall be treated for all purposes as having become the record holder of such shares of Common Stock at such time.

           (ii) If the Corporation fails to deliver to the holder such certificate or certificates pursuant to this Section 8 on or prior to the third Trading Day after the date the holder surrenders to the Corporation the certificates to be converted (the "Delivery Date"), the Corporation shall, at the holder's option, either (1) redeem from funds legally available therefor at the time of such redemption, such number of shares of Preferred Stock then held by such holder, as requested by such holder and pay in cash all accrued but unpaid dividends on account of all of the Series 4 Preferred Stock or (2) pay to such holder liquidated damages on the Redemption Price (as such term is defined below) of 2% per month in cash to such holder, occurring from such third Trading Day following the Delivery Date until the date certificates are delivered by the Corporation to such holder. If such holder opts to redeem any number of shares of Preferred Stock pursuant to this Section 8(d)(ii), then the Corporation shall immediately redeem, from funds legally available therefor at the time of such redemption, such number of shares of Series 4 Preferred Stock then held by such holder, as requested by such holder. The redemption price (the "Redemption Price") shall be equal to the sum of (A) the aggregate of all accrued but unpaid dividends, plus (B) the number of shares of Series 4 Preferred Stock then held by such holder multiplied by (1) the average Bid Price of the Corporation's Common Stock for the five Trading Days immediately preceding the Delivery Date multiplied by (2) the Conversion Ratio calculated on the Delivery Date. If the holder has requested that the Corporation redeem shares of Series 4 Preferred Stock pursuant to this Section 8(d)(ii) and the Corporation fails for any reason to pay the Redemption Price referenced above within seven days after such notice is deemed delivered pursuant to Section 8(d)(ii), the Corporation will



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pay liquidated damages on the Redemption Price at a rate of 2% per month in cash to such holder, accruing from such seventh day until the Redemption Price and any accrued liquidated damages thereon is paid in full. Nothing herein shall limit a holder's right to pursue actual damages for the Corporation's failure to deliver certificates representing shares of Common Stock upon conversion within the period specified herein (including, without limitation, damages relating to any purchase of shares of Common Stock by such holder to make delivery on a sale effected in anticipation of receiving certificates representing shares of Common Stock upon conversion, such damages to be in an amount equal to (A) the aggregate amount paid by such holder for the shares of Common Stock so purchased minus (B) the aggregate amount of net proceeds, if any, received by such holder from the sale of the shares of Common Stock issued by the Corporation pursuant to such conversion), and such holder shall have the right to pursue all remedies available to it at law or in equity (including, without limitation, a decree of specific performance and/or injunctive relief).

           (iii) In addition to any other rights available to the holder, if the Corporation fails to deliver to the holder such certificate or certificates pursuant to Section 8(d)(ii) by the Delivery Date and after the Delivery Date the holder purchases (in an open market transaction or otherwise) shares of Common Stock to deliver to the satisfaction of a sale by such holder of the shares underlying the Series 4 Preferred Stock which the holder anticipated receiving on the Delivery Date upon such conversion (a "Conversion Buy-In"), then the Corporation shall pay in cash to the holder (in addition to any remedies available to or elected by the holder) the amount by which (A) the holder's total purchase price (including brokerage commissions, if any) for the shares of Common Stock purchased for a Conversion Buy-In exceeds (B) the aggregate Conversion Price for the number of shares of Common Stock in the Conversion Buy-In for which such conversion was not timely honored. For example, if the holder purchases shares of Common Stock having a total purchase price of $11,000 to cover a Conversion Buy-In with respect to an attempted conversion of $10,000 aggregate Conversion Price for the number of shares of Common Stock in the Conversion Buy-In, the Corporation shall be required to pay the holder $1,000. The holder shall provide the Corporation written notice indicating the amounts payable to the holder in respect of the Conversion Buy-In.

   (e)     Adjustments.

           (i) In the event of any change in the number of issued and outstanding shares of capital stock of the Corporation by reason of any stock split, stock dividend, subdivision, merger, consolidation, recapitalization, combination, conversion or exchange of shares, or any other change in the corporate or capital structure of the Corporation which would have the effect of diluting or otherwise adversely affecting the rights and privileges of the holders of Series 4 Preferred Stock under this Section 8, the Conversion Ratio and Conversion Price in effect on the effective date thereof shall be adjusted so that the holder of any shares of Series 4 Preferred Stock shall be entitled to receive the number and type of shares of Common Stock or other securities of the Corporation which such holder would have owned or have been entitled to receive after the happening of any of the events described above had such shares of Series 4 Preferred Stock been converted into Common Stock immediately prior to the happening of such event or the record date therefor. An adjustment made pursuant to this Section 8(e) shall become effective (x) in the case of any such dividend or distribution to holders of shares of Common Stock entitled to receive such dividend or distribution, or (y) in the case of such subdivision, merger, consolidation, recapitalization, combination, conversion or exchange, at the close of business on the day upon which such corporate action becomes effective.

           (ii) Except with respect to Excluded Securities (as defined below), in case the Corporation shall issue any shares of Common Stock or Common Stock Equivalents (as defined below)


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after a Conversion Date at a price per share (or having a conversion or exercise price per share) of less than the Conversion Price per share (the "Adjusted Conversion Price"), in each such case the Conversion Price as in effect immediately prior thereto shall be reduced (but not increased) to the Adjusted Conversion Price and the Conversion Ratio shall be recalculated and increased (but not decreased) by dividing $10,000.00 by the Adjusted Conversion Price. Any adjustment made pursuant to this clause (ii) shall be made on the next business day following the date on which any such issuance is made and shall be effective retroactively to the close of business on the date of such issuance. For purposes of this clause (ii), the consideration receivable by the Corporation in connection with the issuance of additional shares of Common Stock or of Common Stock Equivalents since the Conversion Date shall be deemed to be equal to (X) in the case the consideration received by the Corporation is cash, the sum of the aggregate offering price (before deduction of underwriting discounts or commissions and expenses payable to third parties, if any) of all such Common Stock and/or Common Stock Equivalents plus the minimum aggregate amount, if any, payable upon conversion, exchange or exercise of any such Common Stock Equivalents, and (Y) in the case the consideration received by the Corporation is other than cash, the fair market value of the consideration received by the Corporation as determined by the good faith judgment of the Board of Directors of the Corporation provided, however, that in the event the holders of a majority of the issued and outstanding shares of Series 4 Preferred Stock disagree in good faith with the determination of the Board of Directors of the Corporation, such fair market value shall be determined by a nationally recognized or major regional investment banking firm or firm of independent certified public accountants of recognized standing (an "Appraiser") selected in good faith by such holders; and provided, further, that the Corporation, after receipt of the determination by such Appraiser shall have the right to select in good faith an additional Appraiser meeting the same qualifications, in which case the fair market value shall be equal to the average of the determinations by each such Appraiser. Such adjustment shall be made whenever any such distribution is made and shall become effective immediately after the record date mentioned above. The issuance or reissuance of any shares of Common Stock or Common Stock Equivalents (whether treasury shares or newly issued shares) pursuant to a dividend or distribution on, or subdivision, combination or reclassification of, the outstanding shares of Common Stock requiring an adjustment in the Conversion Price and Conversion Ratio pursuant to this clause (ii) shall not be deemed to constitute an issuance of Common Stock or Common Stock Equivalents by the Corporation to which clause (i) of this
Section 8(d) applies. Upon the expiration or termination of any unconverted, unexchanged or unexercised Common Stock Equivalents for which an adjustment has been made pursuant to this clause (ii), the adjustments shall forthwith be reversed to effect such Conversion Ratio as would have been in effect at the time of such expiration or termination had such Common Stock Equivalents, to the extent outstanding immediately prior to such expiration or termination, had never been issued. As used herein, "Excluded Securities" shall mean: (i) shares of Common Stock issuable upon conversion of the Series 4 Preferred Stock; (ii) shares of Common Stock issuable or issued to employees or directors of or consultants to the Corporation pursuant to the Management Option Plan (as hereinafter defined); (iii) shares of Common Stock issuable upon conversion of any Common Stock Equivalents outstanding on the Conversion Date, or (iv) Common Stock issued upon the conversion or exercise of Common Stock Equivalents issued after the Conversion Date as to which an adjustment to the Conversion Ratio has been made pursuant to this clause (e) upon the issuance of such Common Stock Equivalents. As used herein, "Common Stock Equivalents" shall mean securities convertible into, or exchangeable or exercisable for, shares of Common Stock of the Corporation. As used herein, the "Management Option Plan" shall mean the Corporation's 1992 Stock Option Plan, as amended.

           (iii) If the Corporation shall set a record date for the holders of its Common Stock for the purpose of entitling them to receive a dividend or other distribution and shall thereafter, and before such dividend or distribution is paid or delivered to stockholders entitled thereto, legally abandon its plan


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

to pay or deliver such dividend or distribution, then no adjustment in the Conversion Ratio or the Conversion Price then in effect shall be made by reason of the taking of such record, and any such adjustment previously made as a result of the taking of such record shall be reversed.

           (f) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of shares of the Series 4 Preferred Stock. If any conversion of any shares of Series 4 Preferred Stock would create a fractional share of Common Stock, such fractional share shall be disregarded and the number of shares of Common Stock issuable upon conversion shall be the next higher whole number of shares

9. Notice of Adjustment. Upon any adjustment of the Conversion Price and the Conversion Ratio then in effect pursuant to the provisions of Section 8, then, and in each such case, the Corporation shall promptly deliver to each of the holders of Series 4 Preferred Stock a certificate signed by the President or a Vice President and by the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary of the Corporation setting forth in reasonable detail the event requiring the adjustment, the method by which such adjustment was calculated and the Conversion Price and Conversion Ratio then in effect following such adjustment. Where appropriate, such notice to the holders of Series 4 Preferred Stock may be given in advance."


         SIXTH: The foregoing Amendment of the Certificate of Incorporation of the Corporation was authorized by unanimous consent of the Board of Directors of the Corporation.



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




Signed on October __, 2000
                                    -----------------------------------
                                    Darby S. Macfarlane

                                    Chairperson of the Board
                                    and Chief Executive Officer




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